Exhibit 99


                  ENTERTAINMENT PROPERTIES TRUST REPORTS RECORD
                      FOURTH QUARTER AND YEAR-END RESULTS

Kansas City, MO, March 1, 2005, -- Entertainment Properties Trust (NYSE:EPR), today announced operating results for the fourth quarter and year ended December 31, 2004. The Company reported record fourth quarter and total year revenues, net income and funds from operations (FFO).

Total revenues increased 32% to $33.3 million for the fourth quarter as compared to $25.2 million for the same quarter in 2003. Total revenues for the year ended December 31, 2004 increased 37% to $125.0 million compared to $91.2 million for the same period in 2003.

Net income available to common shareholders for the fourth quarter increased 54% to $13.9 million as compared to $9.1 million in the same quarter last year. Net income on a diluted per share basis increased 20% to $0.55 per share from $0.46 per share in the same quarter last year. Net income available to common shareholders for the year ended December 31, 2004 increased 50% to $48.3 million as compared to $32.1 million for the same period in 2003. Net income on a diluted per share basis increased 17% to $2.07 for the year ended December 31, 2004 compared to $1.77 for the same period in 2003.

Funds from operations (FFO) on a diluted basis increased 41% to $20.0 million from $14.2 million for the same quarter last year. On a diluted basis, FFO per share increased 16% to $0.79 per share from $0.68 per share for the same quarter last year. FFO for the year ended December 31, 2004 increased 43% to $71.6 million from $49.9 million for the same period last year. On a diluted basis, FFO per share increased 16% to $3.03 per share for the year ended December 31, 2004 compared to $2.62 per share for the same period in 2003.

PORTFOLIO HIGHLIGHTS

As of December 31, 2004, our portfolio of 57 state-of-the-art megaplex theatre properties was 100% occupied with an average weighted remaining base term lease life of 13.2 years. Our theatre property portfolio consisted of approximately
5.2 million square feet with 1,191 screens and over 238 thousand seats. Our non-theatre real estate portfolio consisted of 1.3 million square feet of restaurant and retail space. The Company's real estate holdings are located in 22 states and Canada. For the year ended December 31, 2004, the Company completed real estate acquisitions and development totaling $296 million comprised of 12 theatre properties, other complimentary retail property and properties currently under development scheduled to open in 2005.

EARNINGS GUIDANCE

The Company is providing 2005 FFO guidance in the range of $3.33 to $3.41 per diluted share. The 2005 guidance assumes net real estate investments of approximately $130 million. The Company intends to complete the acquisitions using proceeds available under the Company's credit facility and from long-term mortgage debt markets.

                         ENTERTAINMENT PROPERTIES TRUST
                                 Financial Data
                      (in thousands except per share data)


                                                              (Unaudited)
                                                          Three months ended                Twelve months ended
                                                             December 31,                      December 31,
                                                         2004             2003             2004             2003
                                                   ----------------- ---------------- ---------------- ---------------
Rental revenue                                          $33,151           $25,157       $124,423          $89,965
Other revenue                                               163                 -            557            1,195
                                                   ----------------- ---------------- ---------------- ---------------
  Total revenue                                          33,314            25,157        124,980           91,160

Property operating expense, net                             732               300          2,322              698
General and administrative expense, excluding
   amortization of non-vested shares below                1,031               924          4,716            3,859
Costs associated with loan refinancing                        -                 -          1,134                -


Interest expense, net                                     9,753             8,207         38,054           30,570
Depreciation and amortization                             6,329             4,729         23,365           16,359

Amortization of non-vested shares                           356               231          1,377              926
                                                   ----------------- ---------------- ---------------- ---------------
Income before income from joint ventures, and
   minority interests                                    15,113            10,766         54,012           38,748

Equity in income from joint ventures                        172               102            654              401
Minority interests                                           29              (430)          (953)          (1,555)
                                                   ----------------- ---------------- ---------------- ---------------
Net income                                              $15,314           $10,438        $53,713          $37,594

Preferred dividend requirements                          (1,366)           (1,366)        (5,463)          (5,463)
                                                   ----------------- ---------------- ---------------- ---------------
Net income available to common shareholders             $13,948            $9,072        $48,250          $32,131
                                                   ================= ================ ================ ===============

Basic net income per common share                            $0.56             $0.46          $2.12            $1.81
Diluted net income per common share                          $0.55             $0.46          $2.07            $1.77




                                          ENTERTAINMENT PROPERTIES TRUST
            Reconciliation of Net Income Available to Common Shareholders to Funds From Operations (A)
                                       (in thousands except per share data)

                                                           Three months ended               Twelve months ended
                                                              December 31,                     December 31,
FUNDS FROM OPERATIONS:                                   2004             2003             2004             2003
                                                    ---------------- ---------------- ---------------- ---------------
Net income available to common shareholders                 $13,948           $9,072          $48,250         $32,131
Add: Real estate depreciation                                 6,032            4,678           22,379          16,175
Add: Share of joint venture depreciation                         60               32              223             135
                                                    ---------------- ---------------- ---------------- ---------------
Basic funds from operations                                 $20,040          $13,782          $70,852         $48,441
                                                    ---------------- ---------------- ---------------- ---------------

Add: minority interest in net income                              -              375              750           1,500
                                                    ---------------- ---------------- ---------------- ---------------
Diluted funds from operations                               $20,040          $14,157          $71,602         $49,941
                                                    ================ ================ ================ ===============

FFO per common share:              Basic                      $0.81            $0.71            $3.12           $2.72
                                   Diluted                    $0.79            $0.68            $3.03           $2.62

Shares used for computation (in
thousands):                              Basic               24,876           19,532           22,721          17,780
                                         Diluted             25,444           20,802           23,664          19,051


(A)  The  National   Association  of  Real  Estate  Investment  Trusts  (NAREIT)
     developed FFO as a relative non-GAAP financial measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to Generally Accepted Accounting Principles (GAAP) net income available to common shareholders and earnings per share. FFO, as defined under the revised NAREIT definition and presented by us, is net income, computed in accordance with GAAP, excluding gains and losses from sales of depreciable operating properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or the Company's cash flows or liquidity as defined by GAAP.

                         ENTERTAINMENT PROPERTIES TRUST
                      Condensed Consolidated Balance Sheets
                                 (in thousands)


                                                                             AS OF                     AS OF
                                                                         DECEMBER 31,              DECEMBER 31,
                                                                             2004                      2003
                                                                   -------------------------- ------------------------
         ASSETS
         Rental properties, net                                             $1,121,409                $870,944
         Land held for development                                              23,144                  29,152
         Investment in joint ventures                                            2,541                   1,336
         Cash and cash equivalents                                              11,255                  30,527
         Restricted cash                                                        12,794                   6,495
         Intangible assets, net                                                 10,900                     693
         Deferred financing costs, net                                          12,730                  11,405
         Other assets                                                           18,675                  15,366
                                                                   -------------------------- ------------------------
           Total assets                                                     $1,213,448                $965,918
                                                                   ========================== ========================

         LIABILITIES AND SHAREHOLDERS' EQUITY
         Common dividends payable                                             $ 14,097                 $ 9,829
         Preferred dividends payable                                             1,366                   1,366
         Unearned rents                                                          1,634                     895
         Other liabilities                                                      10,070                   2,864
         Long term debt                                                        592,892                 506,555
                                                                   -------------------------- ------------------------
         Total liabilities                                                     620,059                 521,509

         Minority interests                                                      6,049                  21,630
         Shareholders' equity                                                  587,340                 422,779
                                                                   -------------------------- ------------------------
           Total liabilities and shareholders' equity                       $1,213,448                $965,918
                                                                   ========================== ========================



ABOUT ENTERTAINMENT PROPERTIES TRUST

Entertainment Properties Trust is the only publicly traded real estate investment trust (REIT) focused on the acquisition of high-quality real estate assets leased to leading location-based entertainment operators. Since November of 1997, EPR has acquired more than $1.2 billion of properties. The Company's common shares of beneficial interest trade on the New York Stock Exchange under the ticker symbol EPR. Entertainment Properties Trust Company contact: Jon Weis, 30 Pershing Road, Suite 201, Kansas City, Missouri 64108; 888/EPR-REIT; fax:
816/472-5794. The Company website is at WWW.EPRKC.COM.

Safe Harbor Statement: This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, identified by such words as "will be," "intend," "continue," "believe," "may," "expect," "hope," "anticipate," or other comparable terms. The Company's actual financial condition, results of operations and funds from operations may vary materially from those contemplated by such forward-looking statements. A discussion of the factors that could cause actual results to differ materially from those forward-looking statements is contained in the Company's SEC filings, including the Company's annual report on Form 10-K for the year ended December 31, 2004.